Exhibit 99.1

NEWS RELEASE

SILICON LABORATORIES ACQUIRES SILEMBIA

AUSTIN, Texas – May, 15, 2006 – Silicon Laboratories Inc. (Nasdaq: SLAB) today announced the acquisition of Silembia, a privately held company based in Rennes, France that develops semiconductor intellectual property for digital demodulation and channel decoding. Silicon Laboratories acquired Silembia in an all-cash transaction for approximately $20 million.

“Silembia’s expertise augments Silicon Laboratories’ core competencies and enhances our ability to accelerate the development of differentiated IC solutions for both new and existing markets,” said Necip Sayiner, president and CEO of Silicon Laboratories.

The Silembia acquisition brings a veteran design team with more than a decade of experience in digital demodulation and system architecture design. The team, which will join Silicon Laboratories’ mixed-signal design center in Rennes, France, has proven expertise in advanced error control coding and has developed silicon solutions leveraging experience in multi-carrier modulation used in many emerging broadcast and wireline communication standards.

“We are pleased to be matched with Silicon Laboratories’ excellent design team, and we are convinced that the combination of our technologies will result in a long-term competitive advantage,” said Bernard Badefort, president and chief executive officer of Silembia.

This transaction is expected to result in a one-time charge for purchased in-process R&D in the second quarter.

Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

Cautionary Language

This press release may contain forward-looking statements based on Silicon Laboratories’ current expectations. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including risks that the acquisition may not yield the expected benefits due to the failure to properly integrate the acquired business and employees; risks that the products under development may fail to achieve market acceptance; risks of disputes regarding the acquired business; risks that Silicon Laboratories may not be able to manage strains associated with its growth; product development risks; intellectual property litigation risks; the cyclical nature of the semiconductor industry and other factors that are described in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, 512/464-9254 investor.relations@silabs.com

Note to editors: Silicon Laboratories and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

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